UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2021

Baudax Bio, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-39101	47-4639500
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01	BXRX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Richard S. Casten as Chief Financial Officer

On March 8, 2021, the Board of Directors (the “Board”) of Baudax Bio, Inc. (the “Company”) appointed Richard S. Casten to succeed Ryan Lake as the Company’s Chief Financial Officer. In connection with Mr. Casten’s appointment as Chief Financial Officer, Mr. Lake resigned, effective March 8, 2021, from his position as the Company’s Chief Financial Officer.

Mr. Casten, age 47, served as Vice President, Controller and Treasurer of Lupin Pharmaceuticals, Inc. (“Lupin”) a transnational pharmaceutical company, where he managed Lupin’s U.S. accounting operations, financial reporting and enforcing accounting policies and procedures, from September 2016 until March 2021. From 2011 until 2016, Mr. Casten served in roles of increasing responsibility at Endo International plc (“Endo”), a specialty pharmaceutical company, including Senior Director, Financial Planning and Analysis and Senior Director, Finance and Accounting. Prior to Endo, Mr. Casten served in various financial roles at Campbell Soup Company. Mr. Casten spent the initial ten years of his career in public accounting, primarily at Ernst & Young LLP, rising to a Senior Manager, Assurance and Advisory Business Services. He holds a Bachelor of Science in Business and Economics, with a major in Accounting, from Lehigh University and a Master’s in Business Administration from the Johnson School at Cornell University. Mr. Casten is a Certified Public Accountant in both Pennsylvania and California and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

No family relationships exist between Mr. Casten and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Mr. Casten and any other person pursuant to which Mr. Casten was selected as an officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Casten had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

On March 8, 2021, in connection with Mr. Casten’s appointment and pursuant to the employment agreement described below, Mr. Casten was granted equity in the Company as an inducement material to his acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) (the “CFO Inducement Grant”), consisting of: (i) 15,000 restricted stock units (“RSUs”), vesting in full on December 31, 2021, (ii) 85,000 RSUs vesting in four equal annual installments beginning on March 8, 2022, (iii) an option to purchase 15,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) with an exercise price of $1.21 and vesting in full on December 31, 2021, and (iv) an option to purchase 255,000 shares of Common Stock with an exercise price of $1.21 and vesting in 48 equal monthly installments, commencing April 8, 2021. The options shall expire on March 8, 2031. Each vesting event for the RSUs and option awards is subject to Mr. Casten’s continued service with the Company.

Employment Agreement of Richard S. Casten

The Company entered into an employment agreement, dated March 8, 2021, with Mr. Casten (the “Casten Employment Agreement”). Pursuant to the Casten Employment Agreement, Mr. Casten is entitled to a base salary of $390,000 and received the CFO Inducement Grant. Commencing with the 2021 calendar year, Mr. Casten will qualify to participate in the Company’s annual incentive bonus program and will be eligible for an annual equity award. Mr. Casten’s target annual bonus opportunity will be 37.5% of his base salary each year.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Employment Agreement between Baudax Bio, Inc. and Richard S. Casten, dated March 8, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baudax Bio, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	President and Chief Executive Officer

Date: March 11, 2021